EXHIBIT 4.2

AMENDMENT NO. 1 TO
REVOLVING CREDIT AND TERM LOAN AGREEMENT

     AGREEMENT (this “Agreement”), made as of the 4th day of May, 2007, but effective retroactive to and from and after the date of the Loan Agreement described below, by and between COMVEST CAPITAL LLC, a Delaware limited liability company (the “Lender”), and UNIFY CORPORATION., a Delaware corporation (the “Borrower”);

W I T N E S S E T H:

     WHEREAS, the Lender and the Borrower are parties to a Revolving Credit and Term Loan Agreement dated as of November 20, 2006 (the “Loan Agreement”), the terms and conditions of which are hereby incorporated herein by reference); and

     WHEREAS, in order to effect a technical correction to the Loan Agreement, the Lender has requested the amendments to the Loan Agreement set forth herein; and

     WHEREAS, the Borrower is in agreement with the amendments set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree, effective on and as of the date hereof, as follows:

     1. Definitions.

          (a) Except as otherwise defined herein, all capitalized terms used in this Agreement have the respective meanings ascribed to them in the Loan Agreement.

          (b) The following additional definition is hereby added to Section 1.01 of the Loan Agreement in the appropriate alphabetical location:

               “Register” shall have the meaning provided in Section 8.03(a) below.

     2. Additional Assignment Provisions.

          (a) The following new Section 8.03 is hereby added to the Loan Agreement:

               “Section 8.03. Recordation of Assignment. In respect of any negotiation, transfer or assignment of all or any portion of any Lender’s interest in this Agreement, any Note and/or any other Loan Documents at any time and from time to time, the following provisions shall be applicable:

               (a) The Borrower, or any agent appointed by the Borrower, shall maintain a register (the “Register”) in which there shall be recorded the name and address of each Person holding any Note(s) hereunder or any commitment to lend hereunder, and the principal amount payable to such Person under such Person’s Note(s) or committed by such Person under such Person’s lending commitment. The Borrower hereby irrevocably appoints the Lender (and/or any subsequent Lender appointed by the Lender then maintaining the Register) as the Borrower’s agent for the purpose of maintaining the Register.

               (b) In connection with any negotiation, transfer or assignment as aforesaid, the transferor/assignor shall deliver to the Lender then maintaining the Register an assignment and assumption agreement executed by the transferor/assignor and the transferee/assignee, setting forth the specifics of the subject transaction, including but not limited to the amount of Obligations and/or lending commitments being transferred or assigned (and being assumed, as applicable), and the proposed effective date of such transfer or assignment and the related assumption (if applicable).

               (c) Subject to receipt of completed tax forms (indicating withholding status, or exemption from withholding, as applicable, of the transferee/assignee) reasonably required by the Person then maintaining the Register, and (if required by such Person) surrender of the negotiated, transferred or assigned Note(s) for reissuance by the Borrower, such Person shall record the subject negotiation, assignment and assumption in the Register. Anything contained in any Note or other Loan Document to the contrary notwithstanding, no negotiation, transfer or assignment shall be effective until it is recorded in the Register pursuant to this Section 8.03(c). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error; and the Borrower and each Lender shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.”

     3. Amendment and Replacement of Notes. By reason of and in furtherance of the amendments set forth in paragraph 2 above , each outstanding Note shall be amended so that, in lieu of being payable “to the order of the Lender and/or to the order of any subsequent holder” (or words to similar effect), such Note shall be payable “to the Lender or registered assigns” (or words to similar effect). Upon request of the Lender, the Borrower shall execute and deliver to the Lender an amended and restated Note (giving effect to such amendment) in replacement of each currently outstanding Note, and upon receipt thereof, the Lender shall promptly return to the Borrower the original Note for which such replacement has been executed and delivered.

     4. No Novation. The Borrower hereby acknowledges, confirms and agrees that none of the amendments effected by this Agreement constitutes or shall constitute a novation of any of the Obligations.

     5. Ongoing Force and Effect.

          Except as and to the extent expressly provided in this Agreement, all covenants, terms and conditions of the Loan Documents shall remain unchanged and in full force and effect. All references to the Loan Agreement contained in the Loan Documents shall hereafter mean and refer to the Loan Agreement as amended by this Agreement.

     6. Miscellaneous.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except by means of a written agreement signed by the party to be charged therewith, and then only in the specific instance and for the specific purpose stated therein.

          (c) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower shall have no right to assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Lender.

          (d) The paragraph headings in this Agreement are included for convenience of reference only, and shall not affect the construction or interpretation of any of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

COMVEST CAPITAL LLC

By:	/s/ LARRY E. LENIG, JR.
Name: Larry E. Lenig, Jr.
Title: Senior Partner / Portfolio Manager

UNIFY CORPORATION

By:	/s/ TODD E. WILLE
Name: Todd E. Wille
Title: President and CEO